AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of March 19, 2020, by and between WikiSoft Corp., a Nevada corporation (“Parent”), and WikiSoft Corp, a Delaware corporation (“Subsidiary”).

RECITALS:

WHEREAS Parent is a corporation organized and existing under the laws of the State of Nevada.

WHEREAS Subsidiary is a corporation organized and existing under the laws of the State of Delaware and is a wholly-owned subsidiary of Parent.

WHEREAS Parent and Subsidiary deem it advisable and in the best interests of Parent and Subsidiary to merge Subsidiary with and into Parent pursuant to the provisions of Nevada Revised Statutes (“NRS”) and the Delaware General Corporation Law (“DGCL”) upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that Subsidiary shall be merged with and into Parent (the “Merger”) upon the terms and conditions set forth below.

ARTICLE 1

PRINCIPAL TERMS OF THE MERGER

SECTION 1.1 Merger. On the Effective Date (as defined in Section 4.1 below), Subsidiary shall be merged with and into Parent and the separate existence of Subsidiary shall cease. Parent shall be the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) in the Merger and shall operate and shall be governed by the laws of Nevada.

SECTION 1.2 Articles of Incorporation of the Surviving Corporation. The articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Parent as in effect on the date hereof without change.

SECTION 1.3 Bylaws of the Surviving Corporation. The bylaws of the Surviving Corporation shall be the bylaws of Parent as in effect on the date hereof without change unless and until amended or repealed in accordance with applicable law.

SECTION 1.4 Directors and Officers. At the Effective Date of the Merger, the directors and officers of Parent in office at the Effective Date of the Merger shall become the directors and officers, respectively, of the Surviving Corporation, each of such directors and officers to hold office, subject to the applicable provisions of the articles of incorporation and bylaws of the Surviving Corporation and the NRS, until his or her successor is duly elected or appointed and qualified. The Surviving Corporation will have a board of directors identical to that of the Parent.

ARTICLE 2

OUTSTANDING CAPITAL STOCK IN SUBSIDIARY

The one (1) outstanding share of common stock held by Parent in Subsidiary, which represents all outstanding capital in Subsidiary, shall be cancelled as a result of the Merger. There are no derivative securities or debt instruments in Subsidiary.

ARTICLE 3

TRANSFER AND CONVEYANCE OF ASSETS AND ASSUMPTION OF LIABILITIES

SECTION 3.1 Effects of the Merger. At the Effective Date, the Merger shall have the effects specified in the NRS and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Date the Surviving Corporation shall possess all the rights, privileges, powers and franchises, of a public as well as a private nature, and shall be subject to all the restrictions, disabilities and duties of each of the parties to this Agreement; the rights, privileges, powers and franchises of Parent and Subsidiary, and all property, real, personal and mixed, and all debts due to each of them on whatever account, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation, as they were of the respective constituent entities, and the title to any real estate, whether by deed or otherwise vested in Parent and Subsidiary or either of them, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of the parties hereto shall be preserved unimpaired, and all debts, liabilities and duties of the respective constituent entities shall subsequently attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

SECTION 3.2 Additional Actions. If, at any time after the Effective Date of the Merger, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of Subsidiary acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation may execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement.

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ARTICLE 4

EFFECTIVE DATE; TERMINATION

SECTION 4.1 Effective Date. The effective date of the Merger (“Effective Date”) shall be the date and time on and at which the Merger becomes effective under the laws of Nevada. The execution and delivery hereof by the Parent shall constitute the approval and adoption of, and consent to, the Merger Agreement and the transactions contemplated thereby in Parent’s capacity as the sole stockholder of the Subsidiary.

SECTION 4.2 Amendments. This Agreement may be terminated and the Merger abandoned at any time before the filing of this Agreement with the Secretary of State of Nevada, by the consent of the Boards of Directors of Parent and Subsidiary.

ARTICLE 5

MISCELLANEOUS

SECTION 5.1 Captions and Section Headings. As used herein, captions and section headings are for convenience only and are not a part of this Agreement and shall not be used in construing it.

SECTION 5.2 Entire Agreement. This Agreement and the other documents delivered pursuant hereto and thereto, or incorporated by reference herein, contain the entire agreement between the parties hereto concerning the transactions contemplated herein and supersede all prior agreements or understandings between the parties hereto relating to the subject matter hereof.

SECTION 5.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered to be an original instrument.

SECTION 5.5 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

SECTION 5.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

SECTION 5.7 No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

SECTION 5.8 Governing Law. This Agreement shall be construed in accordance with the laws of Nevada.

[Signature page follows]

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IN WITNESS WHEREOF, Parent and Subsidiary have duly executed this Agreement as of the date first written above.

Parent:

WikiSoft Corp.

a Nevada corporation

 /s/ Rasmus Refer

Name: Rasmus Refer
Tile: Chief Executive Officer

Subsidiary:

WikiSoft Corp

a Delaware corporation

 /s/ Rasmus Refer

Name: Rasmus Refer
Tile: Chief Executive Officer

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